UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

CHINA BIOLOGIC PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2012

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of China Biologic Products, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 22, 2012, at 10 a.m., local time, at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China, for the following purposes:

1.

To elect the nine individuals listed in the accompanying Proxy Statement to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the selection by the Audit Committee of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To have an advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

If you owned our common stock at the close of business on April 23, 2012, you may attend and vote at the Meeting.

A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2011 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

Your vote is important. Whether or not you plan to attend the Meeting, I hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

Sincerely,

/s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer
April 30, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 22, 2012

This Notice and Proxy Statement and our 2011 Annual Report are available online at https://www.iproxydirect.com/CBPO.

In accordance with the Securities and Exchange Commission (“SEC”) rules and regulations, we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about May 2, 2012, a Notice of Internet Availability of Proxy Materials to its stockholders of record and beneficial owners. The Notice of Internet Availability of Proxy Materials will identify the website where the proxy materials will be made available; the date, time, and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China

_______________________________

PROXY STATEMENT
_______________________________

The Board of Directors (the “Board”) of China Biologic Products, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) is furnishing this proxy statement (the “Proxy Statement”) and the accompanying proxy to you to solicit your proxy for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Friday, June 22, 2012, at 10 a.m., local time, at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about May 2, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement?

You have received this Proxy Statement and our 2011 annual report (the “Annual Report”) because our Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters described in this Proxy Statement. These actions include the election of directors; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the “independent auditors”); and an advisory (that is, nonbinding) vote on executive compensation. An additional purpose of the Annual Meeting is to transact any other business that may properly come before the Annual Meeting and any and all adjournments or postponements of the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on April 23, 2012 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on three proposals at the Annual Meeting:

  the election of directors;
  the ratification of the appointment of KPMG as the Company’s independent auditors for the year ending December 31, 2012; and
  an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement.

What are the Board’s recommendations?

Our Board recommends that you vote:

  FOR election of the nine individuals listed in this proxy statement to the Board of Directors;
  FOR ratification of the appointment of KPMG as the Company’s independent auditors for the year ending December 31, 2012; and
  FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Annual Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on April 23, 2012, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 25,601,125 shares of our common stock outstanding. Holders of common stock as of the Record Date are entitled to one vote for each share held for each of the proposals. No other class of voting securities is outstanding on the date of mailing of this Proxy Statement.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered, with respect to those shares, the “stockholder of record.” This proxy and our Annual Report have been sent directly to you by us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. This proxy and the Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in with your proxy materials.

How do I vote my shares?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail, if you received a printed set of the proxy materials.

By Internet – If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement (the “Notice”), or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone or Mail – If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed. Voting by telephone is not available to persons outside of the United States.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on June 21, 2012.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

  FOR election of the nine individuals listed in this proxy statement to the Board of Directors;
  FOR ratification of the appointment of KPMG as the Company’s independent auditors for the year ending December 31, 2012; and
  FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Each share of common stock is entitled to one vote.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting.

What is a broker “non-vote” and what is its effect on voting?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal 2 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

What is required to approve each item?

  For Proposal No. 1 (election of directors), each director must be elected by a majority of votes cast with respect to such director (i.e., the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors.

  For Proposal No. 2 (ratification of independent auditors) and Proposal No. 3 (advisory vote on executive compensation), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required.

  For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares for routine matters.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

Our bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee in order for that nominee to be elected. Only votes “for” or “withheld” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations as set forth herein. In addition, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Annual Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to your shares being voted. You may revoke your proxy prior to your shares being voted by calling 1-866-752-VOTE (8683), or by accessing the Internet website https://www.iproxydirect.com/CBPO, or in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Corporate Secretary at China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China, or by attending and voting in person at the Annual Meeting. Unless revoked, the shares represented by timely received proxies will be voted in accordance with the directions given therein. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the previously convened Annual Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Annual Meeting.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

What is “householding?”

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders of record who do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.

Any stockholders who wish to opt out of, or wish to begin, householding may contact our Corporate Secretary through one of the following methods:

  by sending a written request by mail to:

  China Biologic Products, Inc.
  18th Floor, Jialong International Building
  19 Chaoyang Park Road
  Chaoyang District, Beijing 10012
  People’s Republic of China
  Attention: Corporate Secretary

  by calling our Corporate Secretary, at (+86) 10-6598-3111.

How do I learn the results of the voting at the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact our Corporate Secretary:

  by mail to:

  China Biologic Products, Inc.
  18th Floor, Jialong International Building
  19 Chaoyang Park Road
  Chaoyang District, Beijing 10012
  People’s Republic of China
  Attention: Corporate Secretary

  by telephone at (+86) 10-6598-3111.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the names of our current directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

NAME	AGE	POSITION
David (Xiaoying) Gao	61	Chairman of the Board
Chao Ming Zhao	40	Chief Executive Officer and President
Yu-Yun Tristan Kuo	57	Chief Financial Officer
Ming Yang	40	Vice President - Finance & Compliance, Treasurer
Tung Lam	52	Chief Executive Officer of Shandong Taibang
Sean Shao	54	Director
Siu Ling Chan	49	Director
Yungang Lu	49	Director
Chong Yang Li	38	Director
Bing Li	43	Director
Wenfang Liu	73	Director
Zhijun Tong	52	Director
Sandy (Han) Zhang	39	Director

Ms. Siu Ling Chan. Ms. Chan has been a member of our Board since July 19, 2006. She was our Chairwoman between January 1, 2007 and March 29, 2012 and served as our Chief Executive Officer from January 2007 to March 2007. Ms. Chan has also been the Chairwoman of our subsidiary Taibang Biological Limited (formerly Logic Express Limited) and our majority owned operating subsidiary Shandong Taibang Biological Products Co. Ltd., a sino-foreign joint venture incorporated in China (“Shandong Taibang”), since 2006. Prior to joining us, Ms. Chan worked from 1991 to 2005, as an administrator at the Fujian Academy of Social Sciences, and from 1989 to 1991 as a statistician at the Fujian Pingtan Economy Committee. She received her diploma in Statistics from Xiamen University in 1989 and a diploma in management from the Fujian Party Committee School in 2004.

Mr. Chao Ming Zhao. Mr. Zhao has been our Chief Executive Officer since June 1, 2008 and our President since March 11, 2012. Mr. Zhao was our Chief Financial Officer from November 2006 until his appointment as our Chief Executive Officer, and has been the Chief Financial Officer of our operating subsidiary, Shandong Taibang, since September 2003. From February 2002 to June 2003, Mr. Zhao was the financial manager at EF English First (Fuzhou) School, where he was responsible for managing the school's accounting and its internal control. He was a manager and auditor at Fujian (CFC) Group from July 1996 to January 2002, and was in charge of internal audit. Mr. Zhao is a certified public accountant in the PRC and is an international registered internal auditor. Mr. Zhao obtained his Bachelor's degree in Investment Economy Management from Fuzhou University in 1996 and received his MBA from the Chinese University of Hong Kong in 2006.

Mr. Yu-Yun Tristan Kuo. Mr. Kuo has been our Chief Financial Officer since June 1, 2008 and has served as the Vice President-Finance of the Company since September 2007 until his appointment as our Chief Financial Officer. Mr. Kuo has more than 29 years of experience in accounting, financing and information system for companies in the manufacturing, commodity trading and banking industries and has served in the capacity of CFO, CIO and Controller. Of these years, Mr. Kuo has worked in the United States for 24 years and in Asia for 4 years. Prior to joining our Company, Mr. Kuo worked for the Noble Group in Hong Kong as the Senior Business Analysis Manager from February through August 2007. Prior to that, Mr. Kuo served as the CFO of Cuisine Solution, Inc., a publicly traded company in Alexandria, Virginia, from December 2002 to January 2007. Mr. Kuo also served as the Vice President of Information System for Zinc Corporation of America in Monaca, Pennsylvania from 2001 and 2002 and as Chief Information Officer and Controller of Wise Metals Group in Baltimore, Maryland, the largest independent aluminum sheet producer in the U.S., from 1991 to 2001. Mr. Kuo obtained his Master's degree in Accounting from the Ohio State University and Bachelors degree in Economics from Soochow University in Taipei. Mr. Kuo resigned from his position as our Chief Financial Officer and from any other position he currently holds at our subsidiaries, effective May 31, 2012. Mr. Kuo will serve as our independent consultant for the next twelve months after his resignation.

Mr. Ming Yang. Mr. Yang has been our Vice President-Finance & Compliance and Treasurer since March 30, 2012. He is in charge of financial management, internal controls, legal and compliance matters as well as the implementation of corporate governance rules and policies. Mr. Yang has six years of financial management experience in corporations and 11 years of audit experience in accounting firms. Mr. Yang has extensive experience in dealing with the PRC tax regulations, PRC GAAP, IFRS and internal control matters. He was an audit senior manager at KPMG, where he provided audit services for initial public offerings, right issues and merger and acquisition transactions. He also worked on the annual reports of various public companies listed in Hong Kong and mainland China. His audit clients ranged from state-owned enterprises and Chinese listed companies to multinational companies, including Angang Steel, Shenhua Energy, BOE Technology and BHP Billiton. Mr. Yang is a certified public accountant in China. Mr. Yang will serve as our interim Chief Financial Officer effective May 31, 2012.

Mr. Tung Lam. Mr. Lam has been the Chief Executive Officer of Shandong Taibang since October 2003, and is responsible for the entire operation. He is the husband of Ms. Siu Ling Chan, a director of our Board.

Mr. Sean Shao. Mr. Shao has been a member of our Board since July 24, 2008. Mr. Shao has also served as (i) independent director and chairman of the audit committee of: Xueda Education Group, a Chinese personalized tutoring services company listed on NYSE since March 2010 and Yongye International, Inc., a Chinese agricultural company listed on NASDAQ since April 2009; (ii) independent director and chairman of the compensation committee of AsiaInfo-Linkage, Inc., a Chinese telecom software solutions provider listed on NASDAQ since July 2010 (iii) independent director and chairman of the nominating committee of Agria Corporation, a Chinese agricultural company listed on NYSE since November 2008; and (iv) independent director and chairman of the audit committee and compensation committee of China Nuokang Bio-Pharmaceutical, Inc., a biopharmaceutical company listed on NASDAQ since September 2008. He served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, Mr. Shao served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu CPA Ltd. for approximately a decade. Mr. Shao received his Master’s degree in health care administration from the University of California at Los Angeles in 1988 and his Bachelor’s degree in art from East China Normal University in 1982. Mr. Shao is a member of the American Institute of Certified Public Accountants.

Mr. David (Xiaoying) Gao. Mr. Gao has been a member of our Board since October 6, 2011 and our Chairman since March 30, 2012. From February 2004 until its acquisition by Sanofi in February 2011, Mr. Gao served as the Chief Executive Officer and director of BMP Sunstone Corporation (Nasdaq: BJGP). Following the acquisition, he served as a senior integration advisor for Sanofi from February to August 2011. From February 2002 through February 2004, Mr. Gao served as Chairman of BMP China’s board of directors. Mr. Gao served as President and director of Abacus Investments Ltd, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various executive positions at Motorola, Inc., a publicly traded company specializing in wireless, broadband and automotive communications technologies and embedded electronic products, including: Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology.

Dr. Yungang Lu. Dr. Lu has been a member of our Board since March 19, 2012. Dr. Lu has served as a Managing Director of Seres Asset Management Limited, an investment manager based in Hong Kong, since August 2009. Dr. Lu also serves as a board director of the following listed companies: AsiaInfo-Linkage, Inc., a provider of software solutions and IT services in China’s telecommunications industry, China Techfaith Wireless Communication Technology Ltd., a handheld device company in China, and China Cord Blood Corporation, a provider of cord blood storage services in China. From 2004 to July 2009, Dr. Lu was a Managing Director of APAC Capital Advisors Limited, a Hong Kong-based investment manager specializing in Greater China equities. Dr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong), a financial services company, from 1998 to 2004, where his last position was the head of China Research. Before moving to Credit Suisse, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia, a financial services company, in Hong Kong. Dr. Lu received a B.S. in Biology from Peking University, an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles.

Mr. Chong Yang Li. Mr. Li has been a member of our Board since December 17, 2010. Mr. Li has been a certified appraiser since 1998 and has over 16 years’ experience in providing asset valuation services in connection with IPOs and reorganizations, primarily to PRC listed companies across various industries. Since 2006, Mr. Li has served in various managerial positions for Fujian Zhongxing Assets Real Estate and Land Appraisal Co., Ltd., an assets and real estate appraisal company where he currently serves as Vice Chairman. Prior to that time, Mr. Li served from 2000 to 2005 in various managerial positions, including as Executive Assistant to the General Manager, for the Fujian Assets Appraisal Center, an assets valuation and appraisal company. Mr. Li holds a Diploma in Accounting from the China Farmer University.

Dr. Bing Li. Dr. Bing Li has been a member of our Board since February 27, 2011. He has served as an advisor of Warburg Pincus Asia LLC since June 2010, in which capacity Dr. Li advises on potential investment evaluation and portfolio management in the healthcare space. Prior to joining Warburg Pincus Asia LLC, Dr. Li served from November 2007 to June 2010 as the General Manager of Enterprise Business and Business Development at GlaxoSmithKline China/Hong Kong, and from August 2006 to October 2007, as the Commercial Development Director of GlaxoSmithKline China/Hong Kong. Prior to that, Dr. Li served from April 1999 to August 2006 in various positions with Eli Lilly and Company in the United States, including Manager of China/India strategy, Manager of Global New Product Planning for Drug Delivery System, and Consultant to Biotechnology Strategy Group. While at GlaxoSmithKline, Dr. Li led efforts in creating the brand generics business and other new commercial models. Dr. Li also served as a Director of Shenzhen GSK NB, a joint venture for vaccine development and production between GlaxoSmithKline and Neptunus Group. Dr. Li holds a Master of Business Administration and Master of Engineering Management from the Kellogg Graduate School of Management, a Ph.D. in Cell and Molecular Biology from the University of Rochester, and a Bachelor of Science in Biophysics from Fudan University.

Prof. Wenfang Liu. Prof. Wenfang Liu has been a member of our Board since February 27, 2011. He has served since February 2007 as the Chief Consultant for Sichuan Yuanda Shuyang Pharmaceuticals. Prior to that, he served from 2000 to 2007, in various managerial positions including as Chief Engineer and Director of Hualan Biological Engineering, and as Director of Blood Separating, from 2005 to 2006, at Chengdu Jiaying Medical Product Co Ltd. Prior to that, Prof. Liu served, from 1998 to 1999, as Chief Engineer of Guiyang Qianfeng Biological Products Co. Ltd., and from 1988 to 1998 as Vice Chairman of the Institute of Blood Transfusion of Chinese Academy of Medical Sciences. Prof. Liu is currently a Member of the Sichuan CPPCC Standing Committee, and previously served as a member of the Chinese Society of Blood Transfusion and the China Medical Biotech Association. He holds a Bachelors Degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and was a Ph.D. advisor from 1997 to 1998.

Mr. Zhijun Tong. Mr. Tong has been a member of our Board since April 20, 2012. He has served as the chairman of the board of directors of several corporations, including Spain Qifa Corporation Ltd. since 1996, Hong Kong Tong’s Group since 2007, Sunstone (Qingdao) Plant Oil Co., Ltd. since 2008, Sunstone (Qingdao) Food Co., Ltd. since 2009, Shengda (Zhangjiakou) Pharmaceutical Co., Ltd. since 2011 and Shengda (Qianxi) Chinese Medicine Cultivation Co., Ltd. since 2012. Mr. Tong has also served as a director and a vice president of Spain International Haisitan Group since 1993. From 2007 to 2011, He also served as the president and a director of BMP Sunstone Corporation, a NASDAQ-listed pharmaceutical corporation.

Ms. Sandy (Han) Zhang. Ms. Zhang has been a member of our Board since April 20, 2012. She has served as a consultant at Resources Global Professionals Consulting, Shanghai, since 2006. Ms. Zhang also worked as an associate at Deloitte & Touche Corporate Finance Pte Ltd., Singapore, from May 2005 to May 2006, as a senior auditor at Deloitte & Touche LLP, Singapore, from December 2002 to May 2005, and as a financial manager at Hypac, a division of Terex Corporation, from July 1998 to July 2000. Ms. Zhang holds a Bachelor of Art in International Finance from Peking University. She is a Chartered Certified Accountant and Chartered Financial Analyst.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. To the best of our knowledge and belief, there are no arrangements or understandings with any of our directors, executive officers, principal stockholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were selected.

Directors and executive officers are elected or appointed until their successors are duly elected or appointed and qualified.

Family Relationships

Except as otherwise disclosed herein, there are no family relationships among our directors or executive officers.

Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Except as set forth below and in our previous reports filed with the SEC, we believe that all of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities complied with the applicable filing requirements during fiscal year 2011.

During fiscal year 2011, a Form 3 was filed late by each of Chong Yang Li, a director, Wenfang Liu, a director, and David (Xiaoying) Gao, a director, due to administrative oversight. Two Form 4s were filed late by Sean Shao, a director, and a Form 4 was filed late by each of Xiangmin Cui, a former director and Tong Jun Lin, a former director, due to administrative oversight.

In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with our high standards. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on our website at http://www.chinabiologic.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China.

The Board and Committees of the Board

We are governed by a Board that currently consists of nine members as identified above. Our board of directors currently has three standing committees: the Audit Committee, Compensation Committee and Governance and Nominating Committee, which, pursuant to delegated authority, perform various duties on behalf of and report to the Board. Each of these Committees is comprised entirely of independent directors. From time to time, the Board may establish other committees. Each of the Compensation Committee and Governance and Nominating Committee were formed on August 7, 2008 and the Audit Committee was formed on July 24, 2008. The Board has adopted a written charter for each of the committees which are available on our website at http://www.chinabiologic.com.

Audit Committee

Our Audit Committee is currently composed of three members: Mr. Sean Shao, Mr. David (Xiaoying) Gao and Dr. Yungang Lu. Our Board determined that each member of the Audit Committee meets the independence criteria prescribed by applicable rules and regulations of the SEC for audit committee membership and is an “independent” director within the meaning of the NASDAQ Marketplace Rules. Each Audit Committee member also meets NASDAQ’s financial literacy requirements. Mr. Shao serves as Chair of the Audit Committee.

Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. It is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing the adequacy and effectiveness of our internal control over financial reporting;

  annually reviewing and reassessing the adequacy of our audit committee charter;

  such other matters that are specifically delegated to our Audit Committee by our Board from time to time;

  meeting separately and periodically with management and our internal and independent auditors; and

  reporting regularly to the full Board.

Our Board has determined that Mr. Shao is the “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s financial sophistication requirements.

Compensation Committee

Our Compensation Committee is currently composed of three members: Mr. Sean Shao, Mr. David (Xiaoying) Gao and Dr. Yungang Lu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Mr. Gao serves as Chair of the Compensation Committee.

Our Compensation Committee assists the Board in reviewing and approving the compensation structure of executive officers, including all forms of compensation to be provided to our executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

  reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Governance and Nominating Committee

Our Governance and Nominating Committee is currently composed of three members: Mr. Sean Shao, Mr. David (Xiaoying) Gao and Dr. Yungang Lu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Dr. Lu serves as Chair of the Governance and Nominating Committee.

The Governance and Nominating Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees.

The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;

  reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;

  identifying and recommending to the Board directors to serve as members of the Board's committees; and

  monitoring compliance with our Corporate Governance Guidelines.

We do not have a formal policy regarding consideration of director candidate recommendations received from our stockholders. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

Governance Structure

The Board believes that the interests of all stockholders are best served at the present time through a leadership model with a separate Board Chair and CEO. However, the Board retains authority to combine the positions of Board Chair and CEO at any time. The current CEO and Board Chair possess an in-depth knowledge of the Company, its integrated operations, the evolving biopharmaceutical industry in China, and the array of challenges to be faced, gained through years of combined experience in the industry. The Board believes that these experiences and other insights put them in the best position to provide broad leadership for the Company and the Board, respectively, as they consider strategy and exercise fiduciary responsibilities to stockholders, as the case may be.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management. A majority of the Board is comprised of independent directors, and all members of the Audit, Compensation, and Governance and Nominating Committees are independent. Each independent director has access to the CEO and other Company executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee. We encourage our stockholders to learn more about our Company’s governance practices at our website, http://www.chinabiologic.com.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has internal processes and an internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

  The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Code of Ethics. The Audit Committee members meet separately with representatives of the independent auditing firm; and

  The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors

Our Board has determined that the majority of the Board is comprised of “independent directors” within the meaning of applicable NASDAQ Marketplace Rules and Section 301 of the Sarbanes-Oxley Act of 2002. Our independent directors are Mr. Sean Shao, Mr. David (Xiaoying) Gao, Dr. Yungang Lu, Prof. Wenfang Liu, Mr. Zhijun Tong and Ms. Sandy (Han) Zhang.

Board, Committee and Annual Meeting Attendance

During fiscal year 2011, the Board held seven meetings and acted by written consent two times. Our Audit Committee, Compensation Committee and Governance and Nominating committee met or acted by written consent four, one and one times, respectively. In addition, our non-management directors, all of which are independent directors, meet in executive session following Board meetings. Each director attended at least 75% of all Board and applicable committee meetings.

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. We encourage our directors to attend annual shareholder meetings, but we do not have a formal policy requiring them to do so.

Code of Ethics

On March 25, 2008, our Board adopted a code of ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made; compliance with applicable government laws, rules and regulations; the prompt internal reporting of violations of the code to the appropriate person or persons; and accountability for adherence to the code. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to cam the trust, confidence and respect of our suppliers, customers and stockholders.

The code of ethics is maintained on the Company’s website at www.chinabiologic.com. Printed copies of our code of ethics may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China. During the fiscal year ended December 31, 2011, there were no waivers of our code of ethics.

Stockholder Communication with the Board

Stockholders and other interested parties may communicate with the Board, including non-management directors, by sending a letter to our board of directors, c/o Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China, for submission to the Board or committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company. All communications received as set forth above will be opened by the Corporate Secretary or his designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the chairman of the Board, the appropriate committee or the specific director, as applicable.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” under the meaning of Rule 10A-3(b)(1) under the Exchange Act. The Board has determined, based upon an interview of Mr. Sean Shao and a review of Mr. Shao’s responses to a questionnaire designed to elicit information regarding his experience in accounting and financial matters, that Mr. Shao shall be designated as an “Audit Committee financial expert” within the meaning of Item 401(e) of SEC Regulation S-K, as Mr. Shao has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his financial sophistication. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Following the end of the fiscal year ended December 31, 2011, the Audit Committee (1) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with Company management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61 as amended, (AICPA, Professional Standards, Vol.1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) and (3) received the written disclosures and the letter from the independent public accounting firms required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

/s/ Sean Shao
Mr. Sean Shao, Chair
Mr. David (Xiaoying) Gao
Dr. Yungang Lu

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our executive compensation philosophy is to align the interests of executive management with stockholder interests and with our business strategy and success through an integrated executive compensation program that considers short-term performance, the achievement of long-term strategic goals and growth in total stockholder value. The key elements of our executive compensation philosophy are competitive base salary, annual incentive opportunities and equity participation. Our aggregate compensation package is designed to attract and retain individuals critical to the long-term success of the Company, to motivate these persons to perform at their highest levels, and to reward exceptional performance.

The compensation of our executive officers is determined by the Compensation Committee, except that the entire Board makes the final determination as to the compensation of our Chief Executive Officer. The Chief Executive Officer reviews and revises compensation proposals prepared by Human Resources and presents his recommendations to the Compensation Committee for the Committee’s ultimate review and approval. The Chief Executive Officer does not participate in Compensation Committee meetings and is not involved in decisions relating to his own compensation.

Elements of Compensation

We pay each of our named executive officers a base annual salary. Bonuses and equity incentives may also be provided to supplement base salary. The criteria for determining each of these components of compensation is described below. We do not provide retirement benefits and only minimal perquisites, except as described below.

Base Salary

Base salary levels for executive officers are set forth in their individual employment agreements, and are reflected in the Summary Compensation Table below. The Compensation Committee considered the total compensation paid by other biopharmaceutical companies in Beijing, China to persons holding equivalent positions in setting base salary levels. However, the Compensation Committee did not conduct a peer group compensation analysis or target any particular compensation level in establishing the base salaries for named executive officers.

The Compensation Committee believes that any increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering corporate strategy and goals, individual management skills and responsibilities, demonstrated loyalty, and the Company’s commitment to attract and retain executives. During fiscal year 2011, in line with industry practice, we increased base salaries for all our employees, including our named executive officers. We expect that our Compensation Committee will reward superior individual and company performance with commensurate cash and other compensation. Salary will next be reviewed when the Compensation Committee deems appropriate, but the Compensation Committee does not expect to review salary more frequently than on an annual basis.

Bonuses

Named executive officers are eligible to receive a discretionary bonus pursuant to the terms of their respective employment agreements. Discretionary bonuses are linked to annual corporate and individual performance and achievement of strategic goals established by our Compensation Committee. Key factors the Board considers in evaluating our executive officers’ performance and achievement of strategic goals include the following: sales revenue, net profit, cash flow and plasma collection volume.

Our Board has determined that the maximum discretionary bonuses that may be awarded to our Chief Executive Officer, our Chief Financial Officer and the Chief Executive Officer of Shandong Taibang were 40%, 35% and 40% of their base annual salary, respectively, for the year ended December 31, 2011. The performance of our named executive officers, and hence the actual discretionary bonus receive by each of them, are determined based on a weighted average formula taking into consideration each key factor.

Equity Incentives

Named executive officers are eligible for equity awards in the form of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares under the China Biologic Products, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). Equity awards are granted at the discretion of the Compensation Committee. The size of an award to any individual, including named executive officers, depends in part on individual performance, including the key factors we consider in evaluating our executive officers’ performance described above and any other indicators of the impact that such employee’s productivity may have on stockholder value over time. Other factors include salary level and competitive data. In addition, in determining the awards granted to each named executive officer, the Compensation Committee considers the future benefits potentially available to the named executive officers from existing awards.

We have no program, plan or practice of granting equity awards that coincide with the release by the Company of material non-public information.

Retirement Benefits

Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any employee, including the named executive officers (other than a mandatory state pension scheme in which all of our employees in China participate) because it is not customary to provide such benefits and programs in China.

Perquisites

Historically, we have provided our named executive officers with minimal perquisites and other personal benefits that we believe are reasonable, such as company car-related benefits. We do not view perquisites as a significant element of compensation, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete.

Summary Compensation Table — Fiscal Years Ended December 31, 2011, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)(5)	Bonus ($)(5)	Stock Awards ($)	Option Awards ($)(6)	All Other Compensation ($)(5)	Total ($)
Chao Ming Zhao, Chief Executive Officer(1)	2011	234,000	175,105			1,149	410,254
	2010	177,630	133,146	-	428,968	-	739,744
	2009	184,046	43,803	-	-	-	227,849
Stanley Lau, President (2)	2011	282,185	10,847	-	234,380	-	527,412
	2010	17,522	-	-	-	-	17,522
	2009	-	-	-	-	-	-
Yu-Yun Tristan Kuo, Chief Financial Officer (3)	2011	253,569	120,869	-	-	6,320	380,758
	2010	223,168	56,217	-	919,157	13,268	1,211,810
	2009	227,095	37,996	-	-	9,229	274,320
Tung Lam, Chief Executive Officer of Shandong Taibang (4)	2011	209,543	193,700	-	-	14,363	417,606
	2010	89,874	104,446	-	428,968	309	623,597
	2009	69,443	65,975	-	-	37	135,454

(1)

Mr. Zhao has served as our Chief Executive Officer since June 1, 2008 and has also served as the Chief Financial Officer of our subsidiary Shandong Taibang since September 2003. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the option awards. Other compensation received by Mr. Zhao represents home visit allowance granted in accordance with the Company’s employee benefit policy.

(2)	Mr. Lau served as our President between December 1, 2010 and March 11, 2012. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the option awards.

(3)

Mr. Kuo has served as our Chief Financial Officer since June 1, 2008 and served as the Vice President - Finance between September 2007 and May 31, 2008. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the option awards. Other compensation received by Mr. Kuo represents home visit allowance granted in accordance with Mr. Kuo’s employment agreement with the Company.

(4)

Mr. Lam has served as the Chief Executive Officer of our subsidiary Shandong Taibang since October, 2003. See “Outstanding Equity Awards at Fiscal Year End” for details regarding the option awards. Other compensation received by Mr. Lam represents home visit allowance and housing allowance paid in accordance with the Company’s employee benefit policy.

(5)	Salary and bonus were translated from RMB to US$ (if applicable) at the rate of US$1 to RMB6.45.

(6)

Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are described in Note 15 to the consolidated financial statements of the Company for the year ended December 31, 2011 included in the Company’s Form 10-K filed on March 12, 2012.

Summary of Employment Agreements and Material Terms

On May 9, 2008, we entered into an employment agreement with Mr. Chao Ming Zhao, our Chief Executive Officer, pursuant to which we agreed to pay him an annual salary of RMB1,060,000 (approximately $160,802) as consideration for performance of his duties as Chief Executive Officer, which amount is to be reviewed and adjusted by the Board from time to time. We also agreed to pay Mr. Zhao a guaranteed annual bonus equal to one month’s salary and Mr. Zhao may be eligible to receive additional discretionary bonus as may be awarded by our Board. See “Elements of Compensation -- Bonuses”.

On May 9, 2008, we entered into an employment agreement with Mr. Yu-Yun Tristan Kuo, our Chief Financial Officer, pursuant to which we agreed to pay Mr. Kuo an annual salary of RMB1,320,000 (approximately $200,244) as consideration for performance of his duties as Chief Financial Officer, which amount is to be reviewed and adjusted by the Board from time to time. We also agreed to pay Mr. Kuo a guaranteed annual bonus equal to one month’s salary and Mr. Kuo may be eligible to receive additional discretionary bonus as may be awarded by our Board. See “Elements of Compensation -- Bonuses”.

Pursuant to Mr. Tung Lam’s current compensation arrangements with our operating subsidiaries in the PRC, Mr. Tung Lam is entitled to an aggregate annual salary of $209,543 as consideration for performance of his duties as Chief Executive Officer of Shandong Taibang and executive officer of other PRC subsidiaries. Mr. Lam may also be eligible to receive additional discretionary bonus as may be awarded by our Board. See “Elements of Compensation -- Bonuses”.

Other than noted above and necessary social benefits required by the PRC government, which are defined in the employment agreements, we currently do not provide other benefits to our named executive officers at this time.

Grants of Plan-Based Awards

The following table sets forth information regarding equity grants to named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Stanley Lau	02/01/2011	-	25,000	15.97	234,380

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards outstanding at December 31, 2011 for each of our named executive officers.

	OPTION AWARDS
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Chao Ming Zhao	115,000	-	-	4.00	June 1, 2018
Chao Ming Zhao	16,667	23,333	-	12.26	July 11, 2020
Stanley Lau	18,750	6,250	-	15.97	February 1, 2021
Yu-Yun Tristan Kuo	25,000	-	-	4.00	June 1, 2018
Yu-Yun Tristan Kuo	50,000	-	-	12.60	January 7, 2020
Yu-Yun Tristan Kuo	14,583	20,417	-	12.26	July 11, 2020
Tung Lam	100,000	-	-	4.00	June 1, 2018
Tung Lam	16,667	23,333	-	12.26	July 11, 2020

On June 1, 2008, we granted Mr. Zhao a ten year non-qualified stock option to purchase 115,000 shares of our common stock under the 2008 Plan, which vested immediately, and on July 11, 2010, we granted Mr. Zhao a ten year non-qualified stock option to purchase 40,000 shares of our common stock under the 2008 Plan, which vests in equal portions on a quarterly basis over a 3-year period, with the first portion vesting on October 11, 2010.

On February 1, 2011, we granted Mr. Lau a ten year non-qualified stock option to purchase 25,000 shares of our common stock under the 2008 plan, which vests in equal portions on a quarterly basis over one year period, with the first portion vesting on May 1, 2011. Mr. Lau served as our President between December 1, 2010 and March 11, 2012. According to Mr. Lau's Option Grant Agreement with the Company, options vested but unexercised by the termination date of his employment with the Company will expire three months after such termination.

On June 1, 2008, we granted Mr. Kuo a ten year non-qualified stock option to purchase 75,000 shares of our common stock under the 2008 Plan, which vested immediately. Mr. Kuo has exercised 50,000 shares underlying this option. On January 7, 2010, we granted Mr. Kuo a ten year non-qualified stock option to purchase 50,000 shares of our common stock under the 2008 Plan, which vested immediately. In addition, on July 11, 2010, we granted Mr. Kuo a ten year non-qualified stock option to purchase 35,000 shares of our common stock under the 2008 Plan, which vests in equal portions on a quarterly basis over a 3-year period, with the first portion vesting on October 11, 2010.

On June 1, 2008, we granted Mr. Lam a ten year non-qualified stock option to purchase 100,000 shares of our common stock under the 2008 Plan, which vested immediately, and on July 11, 2010, we granted Mr. Lam a ten year non-qualified stock option to purchase 40,000 shares of our common stock under the 2008 Plan, which vests in equal portions on a quarterly basis over a 3-year period, with the first portion vesting on October 11, 2010.

We use the Black-Scholes option pricing model to measure the fair value of stock options. The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of our stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, by our named executive officers during the fiscal year ended December 31, 2011:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Yu-Yun Tristan Kuo	50,000	375,350	-	-

Pension Benefits

No named executive officers received or held pension benefits and the Company does not maintain a pension benefit plan during the fiscal year ended December 31, 2011.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 31, 2011.

Potential Payments upon Termination or Change in Control

Our named executive officers are not entitled to severance payments or other benefit upon the termination of their employment agreements or following a change in control.

Compensation of Directors

The following table sets forth the total compensation earned by our directors during fiscal year ended December 31, 2011:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Siu Ling Chan	83,462	-	-	-	83,462
Sean Shao	82,907	-	288,966	-	371,873
David (Xiaoying) Gao	14,194	-	64,926	-	84,554
Chong Yang Li	77,047	-	-	-	77,047
Bing Li	64,211	-	200,352	-	264,563
Wenfang Liu	50,000	-	200,352	-	250,352
Tong Jun Lin	82,907	-	288,966	-	371,873

On July 19, 2006, we entered into a director employment agreement with Ms. Siu Ling Chan, pursuant to which she receives a monthly salary of HK$50,000 (approximately $6,430), plus a guaranteed bonus of HK$50,000 (approximately $6,430) payable on December 31 of each year, as consideration for her services as a director.

On July 24, 2008, we entered into an independent director agreement with Mr. Sean Shao, pursuant to which we agreed to pay Mr. Shao an annual salary of $24,000 as compensation for his services as a director, which was increased to $60,000 starting January 1, 2011. In addition, we paid a cash bonus of $22,907 to Mr. Shao in 2011. On January 1, 2011, we granted Mr. Shao an option to purchase 30,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $16.39 per share and vests in four quarterly portions over 12 months, with vesting dates of April 1, July 1, October 1, 2011 and January 1, 2012.

On October 6, 2011, we entered into an independent director agreement with Mr. David (Xiaoying) Gao, pursuant to which we agreed to pay Mr. Gao a monthly fee of $5,000 as compensation for his services as a director. We also granted Mr. Gao an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $5.97 per share and vests in two equal portions over 12 months, with an initial vesting date of April 7, 2011 and a final vesting date of October 7, 2012.

On February 27, 2011, we entered into an independent director agreement with Dr. Bing Li, pursuant to which we agreed to pay Dr. Li a monthly fee of HK$50,000 (approximately $6,430) as compensation for his services as a director. We also granted Dr. Li an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $17.00 per share and vests in two equal portions over 12 months, with an initial vesting date of August 27, 2011 and a final vesting date of February 27, 2012.

On February 27, 2011, we entered into an independent director agreement with Prof. Wenfang Liu, pursuant to which we agreed to pay Prof. Liu a monthly fee of $5,000 as compensation for his services as a director. We also granted Prof. Liu an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $17.00 per share and vests in two equal portions over 12 months, with an initial vesting date of August 27, 2011 and a final vesting date of February 27, 2012.

On July 24, 2008, we entered into an independent director agreement with Dr. Tong Jun Lin, pursuant to which we agreed to pay Dr. Lin an annual salary of $18,000 as compensation for his services, which was increased to $60,000 starting January 1, 2011. In addition, we paid a cash bonus of $22,907 to Dr. Lin in 2011. On January 1, 2011, we granted Dr. Lin an option to purchase 30,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $16.39 per share and vests in four quarterly portions over 12 months, with vesting dates of April 1, July 1, October 1, 2011 and January 1, 2012.

On March 19, 2012, Dr. Lin resigned as a director and was replaced by Dr. Yungang Lu. On March 19, 2012, we entered into an independent director agreement with Dr. Lu, pursuant to which we agreed to pay Dr. Lu a monthly fee of $5,000 as compensation for his services as a director. We also granted Dr. Lu an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $9.16 per share and vests in two equal portions over 12 months, with an initial vesting date of September 20, 2012 and a final vesting date of March 20, 2013.

On April 20, 2012, we appointed Mr. Zhijun Tong and Ms. Sandy (Han) Zhang as two additional independent directors. On the same date, we entered into an independent director agreement with each of Mr. Tong and Ms. Zhang, pursuant to which we agreed to pay each of them a monthly fee of $5,000 as compensation for their services as directors. We also granted each of Mr. Tong and Ms. Zhang an option to purchase 20,000 shares of our common stock under the 2008 Plan, which option has an exercise price of $9.61 per share and vests in two equal portions over 12 months, with an initial vesting date of October 21, 2012 and a final vesting date of April 21, 2013.

All directors receive reimbursements from us for expenses which are necessarily and reasonably incurred by them for providing services to us or in the performance of their duties. Our directors who are also our employees receive compensation in the form of salaries, housing allowances, employee insurance and benefits in kind. Our executive directors do not receive any compensation in addition to their salaries in their capacity as directors or other remunerations as members of our management team. However, we do pay their expenses related to attending Board meetings and participating in Board functions.

Compensation Committee Interlocks and Insider Participation

Mr. Sean Shao, Dr. Xiangmin Cui (a former director), Mr. David (Xiaoying) Gao and Dr. Tong Jun Lin served on the Compensation Committee during the fiscal year ended December 31, 2011. None of them was an employee, an officer, or former officer of the Company. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K during the fiscal year ended December 31, 2011. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

/s/ Xiaoying Gao
Mr. David (Xiaoying) Gao, Chair
Mr. Sean Shao
Dr. Yungang Lu

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
David (Xiaoying) Gao (3)	Chairman of the Board	Common Stock	10,000	*
Chao Ming Zhao (4)	Chief Executive Officer	Common Stock	960,120	3.73%
Yu-Yun Tristan Kuo (5)	Chief Financial Officer	Common Stock	95,417	*
Stanley Lau (6)		Common Stock	25,000	*
Sean Shao (7)	Director	Common Stock	53,333	*
Siu Ling Chan (8)	Director	Common Stock	5,535,957	21.48%
Tung Lam (8)	Chief Executive Officer of Shandong Taibang	Common Stock	5,535,957	21.48%
Bing Li (9)	Director	Common Stock	20,000	*
Wenfang Liu (9)	Director	Common Stock	20,000	*
All officers and directors as a group		Common Stock	6,719,827	25.79%
5% Security Holders
Lin Ling Li (10)		Common Stock	4,642,624	18.10%
IDG-Accel China Growth Fund II LP (11)		Common Stock	1,486,773	5.81%
Patrick J. McGoven (11)		Common Stock	1,608,363	6.28%
Quan Zhou (11)		Common Stock	1,608,363	6.28%
Essence International Investment Ltd (12)		Common Stock	1,550,000	5.88%
Lixin Tian (12)		Common Stock	1,550,000	5.88%
Warburg Pincus Private Equity X, L.P. (13)		Common Stock	6,073,611	23.72%
Charles R. Keye (13)		Common Stock	6,267,917	24.48%
Joseph P. Landy (13)		Common Stock	6,267,917	24.48%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock.

(2)

As of the Record Date, a total of 25,601,125 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any securities that are exercisable or convertible within 60 days have been included in the denominator. We did not deem such shares to be outstanding, however, for purposes of calculating the percentage ownership of any other person.

(3)

Represents 10,000 shares out of the 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $5.97 per share, which vests in two equal portions over 12 months, with an initial vesting date of April 7, 2011 and a final vesting date of October 7, 2012.

(4)

Includes 115,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $4.00 per share, and 23,333 shares out of the 40,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $12.26 per share, which vests in equal portions on a quarterly basis over a three- year period, with the first portion vested and exercisable on October 11, 2010.

(5)

Represents 25,000 shares of our common stock, exercisable at $4.00 per share, and 50,000 shares of our common stock, exercisable at $12.60 per share, both fully vested, underlying ten-year nonstatutory stock options granted under the 2008 Plan, and 20,417 shares out of the 35,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $12.26 per share, which vests in equal portions on a quarterly basis over a three-year period, with the first portion vested and exercisable on October 11, 2010.

(6)

Represents 25,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $15.97 per share. Mr. Lau served as our President between December 1, 2010 and March 11, 2012. According to Mr. Lau's Option Grant Agreement with the Company, options vested but unexercised by the termination date of his employment with the Company will expire three months after such termination.

(7)

Represents 23,333 shares out of the 40,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $12.26 per share, which vests in equal portions on a quarterly basis over a three-year period, with the first portion vested and exercisable on October 11, 2010, and 30,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $16.39 per share, which vests in equal portions on a quarterly basis over a 12-month period, with the first portion vested and exercisable on April 1, 2011.

(8)

Including (i) 50,000 shares of our common stock underlying a ten-year nonstatutory stock option granted to Ms. Sui Ling Chan under the 2008 Plan, fully vested and exercisable at $4.00 per share, (ii) 100,000 shares of our common stock underlying a ten-year nonstatutory stock option granted to Mr. Tung Lam under the 2008 Plan, fully vested and exercisable at $4.00 per share and (iii) 23,333 shares out of the 40,000 shares of our common stock underlying a ten-year nonstatutory stock option granted to Mr. Tung Lam under the 2008 Plan, exercisable at $12.26 per share, which vests in equal portions on a quarterly basis over a three year period, with the first portion vested and exercisable on October 11, 2010. Mr. Tung Lam is Ms. Siu Ling Chan’s husband.

(9)	Represents 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $17.00 per share.

(10)	Includes 50,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $4.00 per share.

(11)

Represents 1,700,132 shares of our common stock held by IDG-Accel China Growth Fund II LP. (“IDG Fund”) and 139,042 shares held by IDG-Accel China Investors II L.P. (“IDG Investors”). Patrick J. McGoven and Quan Zhou are directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd., which is the ultimate general partner of IDG Fund and IDG Investors. Patrick J. McGoven and Quan Zhou may be deemed to have shared voting and dispositive power with respect to the securities of the Company held by IDG Fund and IDG Investors. Each of Patrick J. McGoven and Quan Zhou disclaims beneficial ownership of the securities of the Company held by IDG Fund and IDG Investors.

(12)

Represents 800,000 shares of our common stock issuable upon conversion of 3.8% convertible notes issued in our 2009 financing and 750,000 shares of our common stock issuable upon the exercise of three-year warrants to purchase shares of our common stock at an exercise price of $4.80 per share held by Essence International Investment Ltd. The general partner of Essence International Investment Ltd. is DT Capital Management Limited, which is controlled by Lixin Tian.

(13)

Represents 6,073,611 shares of our common stock held by Warburg Pincus Private Equity X, L.P. (“WP X”) and 194,306 shares of our common stock held by Warburg Pincus X Partners, L.P. (“WPP X”). Warburg Pincus X, L.P., the sole general partner of WP X and WPP X (“WP X LP”), Warburg Pincus X LLC, the sole general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners, LLC, the sole member of WP X LLC (“WPP LLC”), Warburg Pincus & Co., the managing member of WPP LLC (“WP”), Warburg Pincus LLC, which manages each of WP X and WPP X (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Co-President and Managing Member of WP LLC, may be deemed to be the beneficial owner of the shares of common stock held by WP X and WPP X. Messrs. Kaye and Landy may be deemed to control WP X, WPP X, WP X LP, WP X LLC, WPP LLC, WP and WP LLC. Each of WP X LP, WP X LLC, WPP LLC, WP, WP LLC, and Messrs. Kaye and Landy disclaims beneficial ownership of the common stock, except to the extent of its or his pecuniary interest in such shares.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2011 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described above under the heading “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  Our majority owned subsidiary Guizhou Taibang Biological Products Co., Ltd. (“Guizhou Taibang”) provides processing services for Guizhou Eakan Co., Ltd. (“Guizhou Eakan”), the affiliate of one of Guizhou Taibang’s noncontrolling interest holders. Our total processing services income from Guizhou Eakan amounted to $243,563, $499,128 and $705,018 for the years ended December 31, 2011, 2010 and 2009, respectively. In addition, Guizhou Taibang made sales to Guizhou Eakan, amounting to $nil, $521,306 and $nil for the years ended December 31, 2011, 2010 and 2009, respectively. During the year ended December 31, 2011, Guizhou Taibang had signed a sales contract with Guizhou Eakan and received $486,602 (RMB 3,091,499) in advance for the product Placenta Polypeptide that has not yet been delivered.

  Guizhou Taibang has payables to Guizhou Eakan Investing Corp., amounting to approximately $2,277,603 (RMB14,470,160). Guizhou Eakan Investing Corp. is one of the noncontrolling interest holders of Guizhou Taibang. We borrowed this interest free advance for working capital purpose for Guizhou Taibang. The balance is due on demand.

  Guizhou Taibang has payables to Guizhou Jie’an Company (“Jie’an”), a noncontrolling interest holder of Guizhou Taibang, amounting to approximately $1,042,335 (RMB 6,622,205). In 2007, Guizhou Taibang received additional contributions from Jie’an of $962,853 to maintain Jie’an’s equity interest in Guizhou Taibang at 9%. However, due to a legal dispute among shareholders over raising additional capital, the contribution is subject to be returned to Jie’an. During the second quarter of 2010, Jie’an requested that Guizhou Taibang register its 1.8 million shares of additional capital contribution with the local Administration for Industry and Commerce, pursuant to the equity purchase agreement, and such registration was approved by the majority shareholders of Guizhou Taibang in a shareholders’ meeting held in the second quarter of 2010. However, the Board is withholding its required ratification of the shareholders’ approval of Jie’an’s request until the completion of the ongoing litigation. If we decided to ratify the approval, our ownership in Guizhou Taibang will be diluted from 54% to 52.54% and Jie’an will be entitled to receive its pro rata share of Guizhou Taibang’s profits from the prior 4.5 years.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures Relating to Transactions with Related Persons

On July 27, 2009, our Board adopted the China Biologic Products, Inc. Related Party Transactions Policy and Procedures (the “Policy”). Under the Policy, all Interested Transactions with Related Parties are subject to approval or ratification in accordance with the procedures set forth below.

The Policy defines an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “Related Party” is defined as any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock or (c) immediate family member of any of the foregoing.

Procedures

Under the Policy, the Governance and Nominating Committee shall review the material facts of all Interested Transactions that require the Governance and Nominating Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to the exceptions described below. If the Governance and Nominating Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Governance and Nominating Committee determines it to be appropriate, ratified at the Governance and Nominating Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Governance and Nominating Committee has reviewed the Interested Transactions described below in “Standing Pre-Approval for Certain Interested Transactions” and determined that each of the Interested Transactions described therein shall be deemed to be pre-approved or ratified (as applicable) by the Governance and Nominating Committee under the terms of the Policy. In addition, the board of directors has delegated to the Chair of the Governance and Nominating Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Governance and Nominating Committee, a summary of each new Interested Transaction deemed pre-approved pursuant to paragraph (3) or (4) under “Standing Pre-Approval for Certain Interested Transactions” below and each new Interested Transaction preapproved by the Chair in accordance shall be provided to the Governance and Nominating Committee for its review.

Under the Policy, no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Governance and Nominating Committee.

If an Interested Transaction will be ongoing, the Governance and Nominating Committee may establish guidelines for our management to follow in its ongoing dealings with the Related Party. Thereafter, the Governance and Nominating Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Governance and Nominating Committee’s guidelines and that the Interested Transaction remains appropriate.

Standing Pre-Approval for Certain Interested Transactions

The Governance and Nominating Committee has reviewed the types of Interested Transactions described below and determined that each of the following Interested Transactions shall be deemed to be pre-approved by the Governance and Nominating Committee, even if the aggregate amount involved will exceed $100,000.

1.

Employment of Executive Officers. Any employment by the Company of an executive officer if (a) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation.

2.	Director Compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.

Certain Transactions with other Companies. Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.

4.

Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts.

5.

Transactions Where All Shareholders Receive Proportional Benefits. Any transaction where the Related Party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

6.	Transactions Involving Competitive Bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

7.

Regulated Transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

8.

Certain Banking-Related Services. Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There were no related party transactions since the beginning of the fiscal year ended December 31, 2011 for which our Policy did not require review, approval or ratification, or where our Policy was not followed.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects our executive officers, delegates authority for the conduct of our day-to-day operations to those officers, and monitors their performance. Members of the Board keep themselves informed of our business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

See “Governance and Nominating Committee” above for a discussion of the process for selecting directors.

There are currently nine directors serving on the Board. At the Annual Meeting, nine directors will be elected. The individuals who have been nominated for election to the Board at the Annual Meeting are listed in the table below. Each of the nominees is a current director of the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for director at the time of the Annual Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director. The nine nominees for election as directors are uncontested. In uncontested elections, directors are elected by majority of the votes cast at the Annual Meeting. Proxies submitted on the accompanying proxy card will be voted for the election of the nominees listed below, unless the proxy card is marked otherwise.

The Board of Directors recommends a vote FOR the election of the nominees listed below.

The names, the positions with the Company and the ages as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position with the Company	Term as Director
David (Xiaoying) Gao	61	Chairman of the Board	October, 2011 – Present
Sean Shao	54	Director	July 24, 2008 – Present
Siu Ling Chan	49	Director	July 19, 2006 – Present
Yungang Lu	49	Director	March, 2012 – Present
Chong Yang Li	38	Director	December 17, 2010 – Present
Bing Li	43	Director	February 27, 2011 – Present
Wenfang Liu	73	Director	February 27, 2011 – Present
Zhijun Tong	52	Director	April 20, 2012 -Present
Sandy (Han) Zhang	39	Director	April 20, 2012 -Present

Director Qualifications

Directors are responsible for overseeing our business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on our Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

In its assessment of each potential candidate, including those recommended by shareowners, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of our business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the board as a whole, in light of our current needs and business priorities. The Company is a NASDAQ listed biopharmaceutical company that is principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Therefore, the Board believes that a diversity of professional experiences in the biopharmaceutical industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the board. In addition, the market in which we compete is characterized by introductions of new products and changes in customer demands and our future success depends upon our ability to keep pace through strong research and development. Therefore, the Board believes that academic and professional experience in research and development in the biopharmaceutical industry should also be represented on the Board.

Summary of Qualifications of Nominees for Director:

Set forth below is a narrative disclosure that summarizes some of the specific qualifications, attributes, skills and experiences of our directors. For more detailed information, please refer to the biographical information for each director set forth above.

Ms. Siu Ling Chan. Ms. Chan is the co-founder of the Company and has been the Chairwoman of our subsidiaries, Taibang Biological Limited (formerly Logic Express Limited) and Shandong Taibang, since 2006. She has also served as a statistician and administrator at Fujian Academy of Social Sciences.

We believe that Ms. Chan possesses specific attributes that qualify her to serve as a member of the Board, including long-term knowledge of the history and operations of the Company and background in administration. The Board believes that Ms. Chan contributes to the overall quality and effectiveness of the Board.

Mr. Sean Shao. Mr. Shao is a U.S. certified accountant, with over 10 years experience as an auditor at Deloitte Touche Tohmatsu and Deloitte Touche Toronto, where he led many independent audits of PRC-based companies. Mr. Shao has also served as (i) independent director and chairman of the audit committee of: Xueda Education Group, a Chinese personalized tutoring services company listed on NYSE since March 2010 and Yongye International, Inc., a Chinese agricultural company listed on NASDAQ since April 2009; (ii) independent director and chairman of the compensation committee of AsiaInfo-Linkage, Inc., a Chinese telecom software solutions provider listed on NASDAQ since July 2010 (iii) independent director and chairman of the nominating committee of Agria Corporation, a Chinese agricultural company listed on NYSE since November 2008; and (iv) independent director and chairman of the audit committee and compensation committee of China Nuokang Bio-Pharmaceutical, Inc., a biopharmaceutical company listed on NASDAQ since September 2008. He served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, Mr. Shao served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. He holds a master’s degree in health care administration from the University of California, Los Angeles.

Mr. Shao brings to the Board extensive management, financial and accounting expertise, as well as significant involvement with public companies. The Board believes that as the former chief financial officer of several companies, Mr. Shao qualifies as a financial expert and is able to provide key insight to the Board on financial and other matters. In addition, Mr. Shao’s service on the boards of other public companies has given him expertise with respect to corporate governance issues. The Board believes that Mr. Shao has the qualities necessary to contribute to the Board’s overall effectiveness.

Mr. David (Xiaoying) Gao. Mr. Gao served as the Chief Executive Officer and a director of BMP Sunstone Corporation (Nasdaq: BJGP), as the President and a director of Abacus Investments Ltd, a private wealth management company, as a senior integration advisor for Sanofi, and as the Chief Executive Officer of Abacus. He also held various executive positions at Motorola, Inc. Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology.

The Board selected Mr. Gao to serve as a director because he brings to the Board extensive experience gained from working in the pharmaceutical industry in a variety of positions at the senior management level. Mr. Gao also qualifies as an audit committee financial expert. With a strong mix of operational and financial knowledge, both generally and specifically with regard to the pharmaceutical industry, Mr. Gao adds to the Board’s collective level of expertise, skills and qualifications.

Dr. Yungang Lu. Dr. Lu currently serves as Managing Director of Seres Asset Management Limited, an investment manager based in Hong Kong. He also serves as a board director of the following listed companies: AsiaInfo-Linkage, Inc., a provider of software solutions and IT services in China’s telecommunications industry, China Techfaith Wireless Communication Technology Ltd., a handheld device company in China, and China Cord Blood Corporation, a provider of cord blood storage services in China. Dr. Lu previously served as a Managing Director of APAC Capital Advisors Limited, a Hong Kong-based investment manager specializing in Greater China equities, and as a research analyst with Credit Suisse First Boston (Hong Kong), a financial services company, where his last position was the head of China Research. He also worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia, a financial services company, in Hong Kong. Dr. Lu received a B.S. in Biology from Peking University, an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles.

The Board selected Dr. Lu to serve as a director because he has significant experience leading, managing and advising companies. Dr. Lu’s investment managing background gives him keen insight into Company’s operations. Dr. Lu also qualifies as an audit committee financial expert. Additionally, as a result of Dr. Lu’s service on the boards of other public companies and varied strategic mergers and acquisition experience, he is familiar with a full range of corporate and board functions.

Mr. Chong Yang Li. Mr. Li has been a certified appraiser since 2006. He has over 15 years of experience in providing asset valuation services, in connection with IPOs and reorganizations, primarily to PRC listed companies across varied industries. Since 2006, Mr. Li has served in various managerial positions for Fujian Zhongxing Assets Real Estate and Land Appraisal Co., Ltd., an assets and real estate appraisal company where he currently serves as Vice Chairman. Prior to that time, Mr. Li served from 2000 to 2005 in various managerial positions, including as Executive Assistant to the General Manager, for the Fujian Assets Appraisal Center, an assets valuation and appraisal company. Mr. Li holds a Diploma in Accounting from the China Farmer University.

The Board believes Mr. Li’s rich experiences in listed companies valuation, and his background and knowledge in accounting adds to the Board’s collective level of expertise, skills and qualifications.

Dr. Bing Li. Dr Li has served as an advisor of Warburg Pincus Asia LLC on potential investment evaluation and portfolio management in healthcare space since June 2010. He served as General Manager of Enterprise Business and Business Development and Commercial Development Director of GlaxoSmithKline China/Hong Kong between 2006 to 2010, and has served in various positions with Eli Lilly and Company in the United States, including Manager of China/India strategy, Manager of Global New Product Planning for Drug Delivery System, and Consultant to Biotechnology Strategy Group. He holds a Master of Business Administration and Master of Engineering Management from the Kellogg Graduate School of Management, a Ph.D. in Cell and Molecular Biology from the University of Rochester, and a Bachelor of Science in Biophysics from Fudan University.

Dr. Li’s experience in equity investments and advising various pharmaceutical companies throughout the world led the Board to conclude that he would be a valuable addition to the Board. His experience on the boards of both public and private pharmaceutical companies also provides significant value and adds to his diverse perspective.

Prof. Wenfang Liu. Prof. Liu served as the Chief Consultant for Sichuan Yuanda Shuyang Pharmaceuticals, a plasma-based manufacture in China, from February 2007 to February 2011 and served in various managerial positions including as Chief Engineer and Director of Hualan Biological Engineering, a major player in PRC’s plasma-based manufacturer from 2000 to 2007. He has also served as Director of Blood Separating at Chengdu Jiaying Medical Product Co., Ltd. from 2005 to 2006, as Chief Engineer of Guiyang Qianfeng Biological Products Co., Ltd. from 1998 to 1999, as Vice Chairman of Institute of Blood Transfusion of Chinese Academy of Medical Sciences. He currently serves as a member of the Sichuan CPPC Standing Committee and previously served as a member of the Chinese Society of Blood Transfusion and the China Medical Biotech Association. He holds a Bachelors degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and has been a Ph.D. advisor.

The Board selected Prof. Liu to serve as a director because his expertise in pharmaceutical industry, both general and specific to the Company. Prof. Liu’s academic background gives him keen insight into the technology and research and development aspects of the Company’s operations. Prof. Liu also has valuable experience as a result of his service as a consultant and director of other pharmaceutical companies. For these and other reasons, the Board believes that Prof. Liu contributes to the overall quality and diversity of perspectives on the Board.

Zhijun Tong. Mr. Tong has served as the chairman of the board of directors of several corporations, including Spain Qifa Corporation Ltd. since 1996, Hong Kong Tong’s Group since 2007, Sunstone (Qingdao) Plant Oil Co., Ltd. since 2008, Sunstone (Qingdao) Food Co., Ltd. since 2009, Shengda (Zhangjiakou) Pharmaceutical Co., Ltd. since 2011 and Shengda (Qianxi) Chinese Medicine Cultivation Co., Ltd. since 2012. He has also served as a director and a vice president of Spain International Haisitan Group since 1993. From 2007 to 2011, Mr. Tong also served as the president and a director of BMP Sunstone Corporation, a NASDAQ-listed pharmaceutical corporation.

The Board selected Mr. Tong to serve as a director because he has significant experience leading, managing and advising companies. He also has experience leading organizations through periods of growth, including growing a startup company into a public company. His experience on the boards of both public and private pharmaceutical companies also provides significant value and adds to his diverse perspective.

Sandy (Han) Zhang. Ms. Zhang has served as a consultant at Resources Global Professionals Consulting, Shanghai, since 2006. She also worked as an associate at Deloitte & Touche Corporate Finance Pte Ltd., Singapore, from May 2005 to May 2006, as a senior auditor at Deloitte & Touche LLP, Singapore, from December 2002 to May 2005, and as a financial manager at Hypac, a division of Terex Corporation, from July 1998 to July 2000. Ms. Zhang holds a Bachelor of Art in International Finance from Peking University. She is a Chartered Certified Accountant and Chartered Financial Analyst.

The Board selected Ms. Zhang to serve as a director because she brings to the Board a deep knowledge of financial and accounting issues. Ms. Zhang qualifies as an audit committee financial expert. Ms. Zhang is a skilled advisor who makes a strong contribution to the diversity of perspectives on the Board.

General Information

For information as to the shares of the Common Stock held by each nominee, see “Security Ownership of Certain Beneficial Owners and Management,” above.

See “Directors and Executive Officers” above for biographical summaries for each of our director nominees.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. KPMG was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by KPMG that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accounting firms and their clients during the last fiscal year. Representatives of KPMG are expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the Annual Meeting.

Services and Fees of Independent Public Accounting Firms

Aggregate fees billed to the Company by our predecessor and successor independent public accounting firms during the last two fiscal years were as follows:

	2011	2010
Audit Fees	$1,032,228	$1,008,256
Audit Related Fees	-	-
Tax Fees	39,561	41,550
All Other Fees	-	18,000
Total	$1,071,789	$1,067,806

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and audit of the effectiveness of internal control over financial reporting, and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements.

The aggregate amount of Audit Fees for the year 2011 consists of $1,032,228 billed by KPMG, for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2011 and review of the Company’s financial statements included in the three Form 10-Q’s for the quarters ended March 31, June 30 and September 30, 2011, and audit of the effectiveness of internal control over financial reporting as of December 31, 2011.

The aggregate amount of Audit Fees of the year 2010 consists of $558,256 billed by KPMG, for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2010, and $450,000 billed by Frazer Frost for services rendered for the review of the Company’s financial statements for the quarters ended March 31, 2011, June 30, 2011 and September 31, 2011 and the restatement of such financial statements.

Tax fees paid by us to KPMG of $39,561 and Frazer Frost of $41,500 were for tax services in 2011 and 2010, respectively. All Other Fees consisted of other fees incurred for certain financial due diligence services provided by Frazer Frost in 2010.

In accordance with the Audit Committee’s pre-approval policies and procedures described below, during fiscal 2011, 100% of all audit, audit-related, tax and other services performed by KPMG were approved in advance by the Audit Committee. KPMG was our principal auditor and no work was performed by persons outside of this firm.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Audit Committee to assure that such services do not impair the auditors’ independence from us.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in the Compensation Discussion and Analysis and related compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the approval of the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the approval the named executive officer compensation as disclosed in this Proxy Statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and related compensation tables.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary of China Biologic Products, Inc. at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China, no later than the close of business on December 31, 2012. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

Stockholder proposals to be brought before the 2013 Annual Meeting, made outside the Rule 14a-8 processes, must be submitted to the Company pursuant to Rule 14a-8, no later than March 18, 2013, or will be considered untimely and entitle the Company to discretionary voting under Rule 14a-4.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to China Biologic Products, Inc., c/o Corporate Secretary, 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 10012, People’s Republic of China. A copy of our Annual Report on Form 10-K is also made available on our website at http://www.chinabiologic.com after it is filed with the SEC.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the Annual Meeting other than the election of directors, the ratification of the appointment of the independent public accounting firm of the Company and the advisory vote on executive compensation. Should any other matters be properly presented, it is intended that the enclosed proxy card will be voted in accordance with the best judgment of the persons voting the proxies.

April 30, 2012	By Order of the Board of Directors

/s/ Ming Yin
Ming Yin
Corporate Secretary

CHINA BIOLOGIC PRODUCTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of China Biologic Products, Inc., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 30, 2012, and hereby constitutes and appoints Chao Ming Zhao and Ming Yang, or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote, as designed below and with the same force and effect as the undersigned, all shares of the Company’s Common Stock which the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders to be held on June 22, 2012, and at any adjournment or postponement thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

1.	Elect as Directors the nominees listed below – The Board recommends a vote FOR each of the listed nominees:

1	Siu Ling Chan	FOR	[ ]	WITHHOLD	[ ]
2	Sean Shao	FOR	[ ]	WITHHOLD	[ ]
3	David (Xiaoying) Gao	FOR	[ ]	WITHHOLD	[ ]
4	Yungang Lu	FOR	[ ]	WITHHOLD	[ ]
5	Chong Yang Li	FOR	[ ]	WITHHOLD	[ ]
6	Bing Li	FOR	[ ]	WITHHOLD	[ ]
7	Wenfang Liu	FOR	[ ]	WITHHOLD	[ ]
8	Zhijun Tong	FOR	[ ]	WITHHOLD	[ ]
9	Sandy (Han) Zhang	FOR	[ ]	WITHHOLD	[ ]

2.	Ratify the appointment of KPMG as the Company’s independent public accounting firm for fiscal year ending December 31, 2012 – The Board recommends a vote FOR this Proposal.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

3.	Approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement – The Board recommends a vote FOR this Proposal.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED APRIL 30, 2012 IS UNABLE TO SERVE OR WILL NOT SERVE.

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 30, 2012, and the 2011 Annual Report to Stockholders and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

Please sign, date and mail this proxy immediately in the enclosed envelope.

Name
Name (if joint)

Date _____________, 2012

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer of the corporation. No postage is required if returned in the enclosed envelope.